As filed with the Securities and Exchange Commission on April 16, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SHERWIN-WILLIAMS COMPANY

(Exact name of registrant as specified in its charter)

Ohio	34-0526850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan

(Full title of the plan)

Mary L. Garceau

Senior Vice President – Chief Legal Officer and Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115

(Name and address of agent for service)

(216) 566-2000

(Telephone number, including area code, of agent for service)

with a copy to:

Amy I. Pandit

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, GA 30361

(404) 581-8611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*

Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by The Sherwin-Williams Company (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025.

(b) The Registrant’s Current Reports on Form 8-K, filed with the Commission on February  18, 2025 and March 10, 2025.

(c) The description of the Registrant’s common stock, par value $0.33-1/3 per share (the “common stock”), contained in Exhibit 4(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any subsequently filed amendments and reports filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Mary L. Garceau, Senior Vice President – Chief Legal Officer and Secretary of the Company, is passing on certain legal matters regarding the securities being registered. Ms. Garceau is a full-time employee of the Company, owns Company securities and is eligible to participate in various employee benefit and equity incentive plans, including The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Ohio Revised Code (the “ORC”) and the Company’s Regulations (As Amended and Restated) (the “Regulations”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Regulations.

Under Section 1701.13 of the ORC, an Ohio corporation may indemnify or agree to indemnify a director or officer who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director or officer, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such action, suit, or proceeding, if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Under Section 1701.13 of the ORC, an Ohio corporation may also indemnify or agree to indemnify any director or officer who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the director or officer in connection with the defense or settlement of such action or suit, if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except in certain circumstances set forth in Section 1701.13(E) of the ORC.

The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under an Ohio corporation’s articles of incorporation or code of regulations or any agreement with directors, officers and certain other persons. Ohio corporations may also purchase and maintain insurance for directors and officers.

Pursuant to the Regulations, the Company will indemnify, to the full extent then permitted by law, any director or officer or former director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a director or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will pay, to the full extent then required by law, expenses, including attorneys’ fees, incurred by a director in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof.

To the full extent then permitted by law, the Company may indemnify employees, agents and other persons and may pay expenses, including attorneys’ fees, incurred by any employee, agent or other person in defending any action, suit or proceeding as such expenses are incurred, in advance of the final disposition thereof.

The indemnification and payment of expenses described above shall not be exclusive of, and shall be in addition to, any other rights granted to any person seeking indemnification under any law, the Company’s Amended and Restated Articles of Incorporation, any agreement, vote of shareholders or of disinterested directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a director or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The Company may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any person who is or was a director, officer, employee or designated agent of the Company or is or was serving at the request of the Company as a director, officer, employee or designated agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Regulations or of Chapter 1701 of the ORC. Insurance may be purchased from or maintained with a person in whom the Company has a financial interest.

The Company is expressly authorized to enter into any indemnification or insurance agreements with or on behalf of any person who is or was a director, officer, employee or designated agent of the Company or is or was serving at the request of the Company as a director, officer, employee or designated agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with the terms of Article IV of the Regulations or the laws of the State of Ohio.

The Company has entered into indemnity agreements with each of its current directors and officers that include, in each case, indemnification provisions to provide them additional contractual assurances regarding the scope of the indemnification set forth in the Regulations and to provide additional procedural protections.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Company, as amended through February 18, 2015, filed as Exhibit 3 to the Company’s Current Report on Form 8-K dated February 18, 2015, and incorporated herein by reference

4.2	Amendment to the Amended and Restated Articles of Incorporation of the Company, as amended through February 18, 2015, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 3, 2021, and incorporated herein by reference

4.3	Amendment to the Amended and Restated Articles of Incorporation of the Company (filed herewith)

4.4	Regulations of The Sherwin-Williams Company (As Amended and Restated July 19, 2023), filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 18, 2023, and incorporated herein by reference

5.1	Opinion of Mary L. Garceau, Senior Vice President – Chief Legal Officer and Secretary of the Company (filed herewith)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Mary L. Garceau (set forth in her opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan (filed herewith)

107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on April 16, 2025.

THE SHERWIN-WILLIAMS COMPANY

By:	/s/ Mary L. Garceau
	Name:	Mary L. Garceau
	Title:	Senior Vice President – Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Heidi G. Petz	Chair, President and Chief Executive Officer, Director	April 16, 2025
Heidi G. Petz	(Principal Executive Officer)

/s/ Allen J. Mistysyn	Senior Vice President – Finance and Chief Financial Officer	April 16, 2025
Allen J. Mistysyn	(Principal Financial Officer)

/s/ J. Paul Lang	Senior Vice President – Enterprise Finance and Chief Accounting Officer (Principal Accounting Officer)	April 16, 2025
J. Paul Lang

*	Director	April 16, 2025
Kerrii B. Anderson

*	Director	April 16, 2025
Jeff M. Fettig

*	Director	April 16, 2025
Robert J. Gamgort

*	Director	April 16, 2025
Aaron M. Powell

*	Director	April 16, 2025
Marta R. Stewart

*	Director	April 16, 2025
Michael H. Thaman

*	Director	April 16, 2025
Matthew Thornton III

*	Director	April 16, 2025
Thomas L. Williams

*

The undersigned, by signing her name hereto, does sign this Registration Statement on behalf of the designated directors of The Sherwin-Williams Company pursuant to Power of Attorney executed on behalf of each of such director that is filed as an exhibit hereto.

By:	/s/ Mary L. Garceau	April 16, 2025
Mary L. Garceau, Attorney-in-Fact